Exhibit 1

ILOG

Société anonyme

with a share capital of € 10,635,728.81.

Registered office: 9 rue de Verdun, BP 85, 94253 Gentilly

R.C.S. Créteil B 340 852

UPDATED BY-LAWS

August 1, 2003

[Unofficial English Translation]

MEMORANDUM AND ARTICLES OF ASSOCIATION

TITLE I

FORM—NAME—OBJECTS—REGISTERED OFFICE—DURATION

ARTICLE 1—FORM

The owners of the shares hereinafter issued and of those that may be subsequently issued, have formed a corporation (société anonyme), governed by applicable laws and regulations, notably Book II of the Code of Commerce, and by the present articles of association.

ARTICLE 2—NAME

The name of the company is:

ILOG

In all deeds and documents emanating from the company and addressed to third parties, this name must always be immediately preceded or followed by the words “Société anonyme” or the initials “S.A.” and by a mention of the amount of capital.

ARTICLE 3—PURPOSE

The corporate purpose of the company, in France and its overseas territories and outside of France, is as follows:

-	the consultation and completion of research and studies and generally all services related to Intelligent Software;

-	the development, running, distribution and maintenance of hardware and software;

-	training in these areas of activity, including audiovisual techniques and generally, all useful support tools;

all directly or indirectly on its own behalf or on behalf of third parties, by means of the setting-up of new companies, capital contributions, the purchase of securities, mergers, alliances or investment companies or by lease or management lease of any assets or rights or otherwise.

- the issuance of any guarantees, performance bond and other security interests in compliance with the provisions of current laws and regulations, in particular to any company or entity of the Group, in connection with their activities, as well as the financing of their activities. The contracting of any loan and, in general, the use of different method of financing with a view to facilitating the financing of the Company’s operations;

as well as, in general, all financial, commercial, industrial, civil, real property, personal property transactions or services that may be directly or indirectly related to one of the specified purposes or to any similar or related purpose or which may further the development of the Company’s assets.

ARTICLE 4—REGISTERED OFFICE

The registered office is at:

9 rue de Verdun, BP 85, 94253 Gentilly

It may be transferred to any other place within the same district (département) or any adjacent district by decision of the board of directors subject to the ratification of this decision by the next ordinary general meeting of the shareholders. It may be transferred to any other place pursuant to a resolution of an extraordinary general meeting of the shareholders.

In case of a transfer decided by the board of directors, the board is authorized to conduct the advertising and the filing formalities resulting there from upon the condition that it is indicated that such a transfer is subject to the above mentioned approval.

ARTICLE 5—DURATION

The duration of the company shall be ninety nine (99) years from the date of registration with the Register of Commerce and Companies, except in the event of early dissolution or extension decided by an extraordinary meeting of the shareholders.

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TITLE II

CAPITAL AND SHARES

ARTICLE 6—CAPITAL

The capital of the company is of € 10,635,728.81.

It is divided into 17,435,621 shares of € 0.61 each, all subscribed and entirely paid up.

ARTICLE 7—FORM OF THE SHARES

Shares shall be held either in registered or bearer form, at the shareholder’s discretion.

Shares shall be registered in an individual account opened by the Company or any authorized intermediary, in the name of each shareholder and held under the terms and conditions provided under the applicable laws and regulations.

The Company may, under the conditions provided by the applicable regulatory and legal provisions, request the communication to any authorized entity of any information relating to the shareholders, the holders of securities granting immediate or future voting rights, their identity and the number of securities that they hold.

ARTICLE 8—TRANSFER OF SHARES

Any sale of shares shall be executed in accordance with French law.

ARTICLE 9—RIGHTS AND OBLIGATIONS ATTACHED TO THE SHARES

The rights and obligations attached to a share benefit and bind a subsequent holder thereof.

The ownership of a share shall imply ipso facto the acceptance of the present Memorandum and Articles of Association and of the decisions of the general meetings.

In addition to the right to vote which is attached by law to the shares, each share carries a right to a share of corporate assets, of profits, and of liquidation surplus, proportional to the number and nominal value of the existing shares.

Each time it shall be necessary to hold a certain number of shares in order to exercise a right, it will up be to the shareholder(s) missing such number to take the necessary actions to group a sufficient number of shares.

The company may require the repurchase, subject to the conditions set forth in article L. 228-19 of the Code of Commerce, either of all of its shares with a preferential dividend and no voting right, or of a category of such shares, each category being determined by the date at which it has been issued.

ARTICLE 10—PAYING UP OF THE SHARES

The amount to be paid in cash for the subscription of the shares issued with respect to an increase of capital shall be payable according to the terms stipulated by the extraordinary general meeting of the shareholders.

The initial payment shall not be less than (i) one half at the time of the subscription and (ii) one fourth of the nominal value of the shares in case of increase in the share capital; it shall include the whole issuing premium, if any.

The board of directors shall call for payment of the reminder in a one-time demand or in several demands made within a period of five years as from the date of completion of such capital increase.

Each shareholder shall be notified of the amount to be paid and of the date at which this amount shall be due at least fifteen days before that date.

Any shareholder who has not paid by the due date the amounts due on his share(s) shall, automatically and without formal notice, owe to the company an interest calculated day per day, on the basis of a year of 360 days, commencing on the due date at the legal rate in commercial matters increased by three points, without prejudice to the personal proceedings that the company may institute against the defaulting shareholder and to the acts of enforcement provided by law.

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TITLE III

MANAGEMENT OF THE COMPANY

ARTICLE 11—BOARD OF DIRECTORS

The company is managed by a board of directors composed of a minimum of three members and a maximum of 18 members.

A legal entity must, at the time of its appointment, designate an individual who will be its permanent representative on the board of directors. The term of office of a permanent representative is the same as that of the director he represents. When a legal entity dismisses its permanent representative, it must at the same time provide for his replacement. The same applies in case of death or resignation of the permanent representative.

Each director must own at least one share during his term of office.

If, at the time of his appointment, a director does not own the required number of shares or if, during his term of office, he ceases to be the owner thereof, he shall have a period of three months to purchase such number of shares, in default of which he shall be automatically deemed to have resigned.

The directors are appointed for a term of three years. A year corresponds to the period of time between two successive annual ordinary general meetings of shareholders. The duties of a director shall terminate at the close of the ordinary general meeting of shareholders which acts on the accounts of the preceding fiscal year and is held in the year during which the term of office of said director comes to an end.

The directors may always be re-elected; they may be removed at any time by decision of the general meeting of the shareholders.

In case of death or resignation of one or several directors, the board of directors may make provisional appointments between two meetings of shareholders.

The appointment(s) so made have to be ratified by the next general meeting of shareholders.

Should the meeting of the shareholders not ratify these provisional appointments, this shall not affect the validity of the prior resolutions and acts of the board of directors.

When the number of directors falls below the minimum required by law, the remaining director(s) must immediately convene the ordinary general meeting of the shareholders, in order to complete the membership of the board of directors.

The director appointed in replacement of another director whose term of office has not come to its end shall remain in office only for the remaining term of office of his predecessor.

A salaried employee of the company may be appointed as a director. His employment contract shall correspond to a position actually held. In such case, he shall not lose the benefit of his employment contract.

The number of directors bound to the company by an employment contract may not exceed one third of the directors in office.

The number of directors who are more than seventy-five (75) years old may not exceed one third of the directors in office. Should such quota be reached during an ongoing term of office, the appointment of the oldest director would be automatically terminated at the close of the following general meeting of the shareholders.

ARTICLE 12—MEETING OF THE BOARD

The board of directors shall meet as often as required by the interest of the company.

The meetings of the board of directors are convened by the president. The convening may be made by any means, in oral or written form.

When a work-committee (comité d’entreprise) has been formed, the representatives of such committee, appointed in accordance with the provisions of the Labor Code, shall be convened to all the meetings of the board of directors.

The meetings of the board are held at the registered office or at any other place, in France or abroad.

The board of directors may not transact business validly unless at least half of its members are present.

The resolutions of the board of directors shall be carried out by a majority vote. In case of a split decision, the president shall have the deciding vote.

It is specified that any and all decisions to grant options to subscribe or to buy stock, pursuant to the provisions set forth in articles L. 225-177 et seq of the Code of Commerce, to a director holding an employment contract, to the president, general manager of the Company (Directeur Général) or to a deputy general manager of the Company (Directeur Général Délégué), if this latter is a director, pursuant to authority granted by the extraordinary general meeting, shall be adopted by the affirmative vote of the majority of the directors present or represented at the Board meeting, with the interested director, and any other director to whom options to subscribe or to buy stock may be granted, being ineligible to participate in the vote.

Any director may give to another director, by letter, cable or telex, a proxy to be represented at a meeting of the board. However, each director may only dispose of one proxy during each meeting.

Directors who participate in the board meeting by means of videoconference under the conditions provided in regulations applicable at the time of use are deemed to be present and are included for quorum and majority purposes. This provision is not applicable to the adoption of decisions as provided for by articles L. 225-47, L. 225-53, L. 225-55, L. 232-1 and L. 233-16 of the Code of Commerce.

The copies or abstracts of the minutes are certified by the president of the board of directors, the general manager, a deputy general manager, the director temporarily delegated with the duties of president or by a representative duly authorized for that purpose.

ARTICLE 13—POWERS OF THE BOARD

The board of directors determines the Company’s strategy and oversees its implementation. Subject to the powers expressly attributed to the shareholders’ meetings and within the limits of the corporate purpose of the Company, the board of directors addresses all questions regarding, and assumes the management of, the Company’s affairs.

In dealings with third parties, the Company is bound even by decisions made by the board of directors that are beyond the scope of the Company’s corporate purpose, unless the Company can prove that the third party had actual knowledge of the improper scope of the decision or that such knowledge should be imputed to the third party due to the circumstances. The publication of the by-laws alone does not suffice as evidence.

The board of directors takes on responsibilities of supervision and verification, as it deems appropriate. Each director receives all information necessary to accomplish his mission and may request that all documents he deems useful be sent to him.

ARTICLE 14—PRESIDENT OF THE BOARD OF DIRECTORS

The board of directors shall elect a president, who must be an individual, from among its members. It shall determine his term of office, which cannot exceed that of his term as director and may dismiss him at any time.

The president of the board represents the board of directors. He organizes and supervises its work, and he reports to the general meeting about the board’s activities. He oversees the smooth operation of the Company and ensures, in particular, that the directors are capable of performing their duties.

The president of the board cannot be more than seventy (70) years old. Should the president reach this age limit during his term of office as president, his office would automatically terminate. However, his term of office is extended until the next meeting of the board during which his successor will be appointed. Subject to this provision, the president of the board may always be re-elected.

ARTICLE 15—GENERAL MANAGEMENT OF THE COMPANY

The general management of the Company is assumed by the President of the board of directors or by another individual appointed by the board of directors bearing the title of general manager.

The board chooses between the two methods of general management. The shareholders and third parties are informed of this choice in accordance with the conditions defined in a decree.

The decision of the board of directors relating to the choice of the method of general management shall be made by the majority of directors present and represented. For such a decision, the president does not have a deciding vote.

The Board of Directors’ choice may not be modified before the end of a 3 year-period.

When the President of the Board of Directors assumes the general management of the Company, he will be subject to the provisions of the present by-laws relating to the general manager.

ARTICLE 16—GENERAL MANAGER

The general manager shall have the broadest powers to act in all circumstances on behalf of the Company. He shall exercise such powers within the limits of the corporate purpose of the Company, and without prejudice to the powers expressly granted by law to the shareholders’ general meetings and to the board of directors.

He represents the company in dealings with third parties. The company is bound even by the decisions of the general manager that are beyond the scope of the Company’s purpose, unless the Company can prove that the third party had actual knowledge of the improper scope of the decision of that such knowledge should be imputed to the third party due to the circumstances. The publication of the by-laws alone does not suffice as evidence.

The provisions of the by-laws or the decisions of the board of directors limiting the powers of the general manager are not invocable with regard to the third parties.

The board of directors determines the general manager’s compensation.

The general manager cannot be more than seventy (70) years old. Should a general manager reach this age limit during his term of office as general manager, his office would automatically terminate. However, his term of office is extended until the next board meeting during which the new general manager will be appointed. Subject to this provision, the general manager may always be re-elected.

ARTICLE 17—DEPUTY GENERAL MANAGER

On the proposal of the general manager, the board of directors shall appoint one or several individuals to assist the general manager under the title of deputy general manager. The deputy general manager(s) may be revoked at any time by the board of directors upon proposal of the general manager.

In agreement with the general manager, the board of directors shall determine the scope and the duration of the powers delegated to the deputy general manager. The board determines his compensation. When a deputy general manager is a director, his term of office as deputy general manager may not exceed that of his directorship.

With regard to third parties, the deputy general manager(s) shall have the same powers as the general manager. The deputy general manager(s) is, among others, vested with the powers to bring a matter to court.

A deputy general manager cannot be more than seventy (70) years old. Should a deputy general manager reach this age limit during his term of office as deputy general manager, his office would automatically terminate. However, his term of office is extended until the next meeting of the board during which the new deputy general manager will be appointed.

The maximum number of deputy general managers cannot exceed five.

ARTICLE 18—AGREEMENTS SUBJECT TO AUTHORIZATION

Any sureties, endorsements and guarantees granted by the Company must be authorized by the board of directors as provided by law.

Any agreement to be entered into directly or through an intermediary between the Company and its general manager, one of its deputy general managers, one of its directors, one of its shareholders holding more than 5% of the voting rights or, if the shareholder is a company, the company controlling it within the meaning of article L. 233-3 of the Code of Commerce, must be submitted for prior authorization to the board of directors.

The same applies for agreements in which the parties mentioned in the preceding paragraphs are indirectly interested.

Such prior authorization is also required for agreements between the Company and an enterprise, should the general manager, one of the deputy general managers, or one of the directors of the Company be owner, partner with unlimited liability, manager, director, member of the supervisory council (conseil de surveillance) or, more generally, manager of this enterprise.

Such prior authorization of the board shall be sought as provided by law.

ARTICLE 19—PROHIBITED AGREEMENTS

Directors, other than legal entities, are forbidden to contract loans from the Company in any form whatsoever, to secure an overdraft from it, as a current account or otherwise, and to have the Company guarantee or secure their commitments toward third parties.

The same prohibition applies to the general manager, the deputy general managers and the permanent representatives of legal entities that are directors. It also applies to spouses, ascendants and descendants of the persons referred to in this article, as well as to all intermediaries.

ARTICLE 20—STATUTORY AUDITORS (Commissaires aux comptes)

Audits of the Company shall be carried out, as provided by law, by one or more statutory auditors legally entitled to be elected as such. When the conditions provided by law are met, the Company must appoint at least two supervisory auditors.

The statutory auditor(s) shall be appointed by the ordinary general meeting.

One or more deputy statutory auditors, who may be called to replace the regular statutory auditors in the case of death, disability, resignation or refusal to act of the latter, shall be appointed by an ordinary general meeting.

Should the general ordinary meeting of the shareholders fail to elect a statutory auditor, any shareholder can demand in court that one be appointed, provided that the President of the board of directors be duly informed. The term of office of the statutory auditor appointed in court will end upon the appointment of the statutory auditor(s) by the general ordinary meeting of the shareholders.

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TITLE IV

MEETINGS OF SHAREHOLDERS

ARTICLE 21

The general meetings of shareholders shall be convened and held as provided by law.

The meetings of shareholders are held at the registered office or at any other place designated in the convening notices.

The right to take part in a general meeting of shareholders is subject to:

-	for the holders of registered shares (actions au nominatif), the recording of the shares in the name of the shareholder in the Company share register at least one business day prior to the date of the meeting;

-	for the holders of bearer shares (actions au porteur), the filing, at least one business day prior to the date of the meeting, in accordance with Article 136 of the Decree of March 23, 1967, of a certificate issued by the financial intermediary with whom such owner has deposited its shares, stating that such shares are not transferable until the time fixed for the shareholders’ meeting.

In accordance with the law, a shareholder who cannot attend the meeting in person may choose either:

-	to grant a proxy to another shareholder or to his/her spouse, or

-	to vote by mail, or

-	to send to the company a proxy without any indication of the name of the representative;

within the terms and conditions provided by law.

Subject to the terms and conditions provided by law and regulations, shareholders may transmit forms for proxies and voting by mail relating to any shareholders’ meeting either in paper form or, upon decision by the board of directors set forth in the notice of meeting, by teletransmission.

A meeting of the shareholders is presided over by the president of the board of directors or in his absence, by a director specially authorized for that purpose by the board. If no president has been appointed, the meeting elects its president.

The two members of the meeting having the greatest number of votes and who accept that role, are appointed as scrutineers. The officers of the meeting appoint a secretary, who may be a non-shareholder.

An attendance sheet is drawn up, in accordance with the law.

The ordinary general meeting of the shareholders, upon first convening notice, may transact business validly only if the shareholders present, or represented by proxy, hold at least one fourth of the voting shares. Upon second convening notice, it may transact business validly whatever the number of shareholders present or represented by proxy.

The resolutions shall be voted upon by majority vote of the shareholders present or represented.

An extraordinary general meeting of the shareholders, upon first convening notice, may transact business validly only if the shareholders present, or represented by proxy, hold at least one third of the voting shares. Upon second convening notice, it may transact business validly only if the shareholders present or represented by proxy hold at least one fourth of the voting shares.

The resolutions shall be voted upon by a two third majority vote of the shareholders, present or represented.

If the Board of Directors so decides at the time of calling the shareholders’ meeting, and in accordance with applicable regulatory conditions at the time of utilization, shareholders who participate in the meeting by videoconference or by means of telecommunication whereby they are identified, are included for quorum and majority purposes.

The copies or abstracts of the minutes of the meetings are certified by the president of the board of directors, by a director acting as general manager, or by the secretary of the meeting.

The ordinary and extraordinary meetings of shareholders exercise their respective powers as provided by law.

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TITLE V

RESULTS OF THE COMPANY

ARTICLE 22—FINANCIAL YEAR

Each financial year is of one year beginning on 1st July and ending on 30th June.

ARTICLE 23—PROFITS—LEGAL RESERVE FUNDS

Out of the profit of a financial year, reduced by prior losses if any, an amount equal to at least 5% thereof is first deducted in order to form the legal reserve fund provided for by law. This deduction is no longer required when the legal reserve fund amounts to one tenth of the capital of the company.

Distributable profit is the profit of a financial year, reduced by prior losses and by the deduction provided for in the preceding paragraph and increased by the profits carried forward.

ARTICLE 24—DIVIDENDS

If there results a distributable profit from the accounts of the financial year, as approved by the general meeting, the general meeting may decide to allocate it to one or several reserve funds, the appropriation or use of which it shall determine, or to carry it forward or to distribute it as dividends.

Furthermore, after having established the existence of reserves which it may dispose of, the general meeting may determine the distribution of amounts paid out of such reserves. In this case, the board’s decision shall indicate precisely from which reserve account the distribution amount will be drawn. However, the dividends shall be drawn with priority on the distributable profit of the financial year.

The general meeting shall determine the terms of payment of dividend, or, if the general meeting failed to do so, these terms shall be determined by the board of directors.

However, the dividends must be declared payable no more than nine months following the close of the financial year.

The general meeting deciding upon the accounts of a financial year will be entitled to grant to each shareholder, for all or part of the distributed dividends or interim dividends, an option between payment in cash or in shares.

The offer of payment in shares, the price and the conditions as to the issuing of such shares, together with the request for payment in shares and the conditions of the completion of the capital increase will be governed by applicable laws and regulations.

When a balance sheet, drawn up during or at the end of the financial year and certified by the supervisory auditor, shows that the company, since the close of the preceding financial year, after having made the necessary depreciations and provisions and after deduction of the prior losses, if any, as well as of the amounts which are to be allocated to the reserve fund provided by law or by the by-laws, has made profits, the board of directors may decide to distribute interim dividends prior to the approval of the accounts of the financial year, and may determine the amount and the date of such distribution. The amount of such interim dividends cannot exceed the amount of the profits as defined in this paragraph. In this case, the option described in the preceding paragraph shall not be available.

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TITLE VI

DISSOLUTION—LIQUIDATION

ARTICLE 25—PREMATURE DISSOLUTION

An extraordinary general meeting may at any time declare the dissolution of the company before the expiration of its stated duration under the present Memorandum and Articles of Association.

ARTICLE 26—LOSS OF ONE HALF OF THE CAPITAL OF THE COMPANY

If, as a consequence of losses shown in the company’s accounts, the net assets (capitaux propres) of the company are reduced below one half of the capital of the company, the board of directors must, within four months from the approval of the accounts showing this loss, convene an extraordinary general meeting of shareholders in order to decide whether the company ought to be dissolved before its statutory term.

If the dissolution is not declared, the capital must, at the latest at the end of the second fiscal year following the fiscal year during which the losses were established and subject to the legal provisions concerning the minimum capital of sociétés anonymes, be reduced by an amount at least equal to the losses which could not be charged on reserves, if during that period the net assets have not been restored up to an amount at least equal to one half of the capital.

In the absence of a meeting of shareholders, or in the case where the company has not been able to validly act, any interested party may institute legal proceedings to dissolve the company.

ARTICLE 27—EFFECT OF THE DISSOLUTION OF THE COMPANY

The company is in liquidation as soon as it is dissolved for any reason whatsover. It continues to exist as a legal entity for the needs of this liquidation until the liquidation is completed.

During the period of the liquidation, the general meeting shall retain the same powers it exercised during the life of the company.

The shares shall remain transferable until the completion of the liquidation proceedings.

The dissolution of the company is only valid vis-a-vis third parties as from the date on which it is published at the register of commerce.

ARTICLE 28—APPOINTMENT OF LIQUIDATORS—POWERS

Upon the expiration of the term of existence of the company or in case of its premature dissolution, the meeting of the shareholders shall decide the method of liquidation and appoint one or several liquidators whose powers it will determine. The liquidator(s) will exercise their duties according to the law. The appointment of the liquidator(s) terminates the offices of the directors.

ARTICLE 29—LIQUIDATION—CLOSING

After payment of the liabilities, the remaining assets shall be used first for the payment to the shareholders of the amount paid for their shares and not amortized.

The balance, if any, shall be divided among all the shareholders.

The shareholders shall be convened at the end of the liquidation in order to decide on the final accounts, to discharge the liquidator from liability for his acts of management and the performance of his office, and to take notice of the closing of the liquidation.

The closing of the liquidation is published as provided by law.

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TITLE VII

NOTIFICATIONS

ARTICLE 30—NOTIFICATIONS

All notifications provided for in the present Memorandum and Articles of Associations shall be made either by registered mail with acknowledgment of receipt or by process server. Simultaneously a copy of the notification shall be sent to the recipient by ordinary mail.

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